Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

October 9, 2024	Summer Capital Pte. Ltd.

	By:	/s/ Chew Kwang Yong
Director

October 9, 2024		Chew Kwang Yong

/s/ Chew Kwang Yong